EXHIBIT 10.1
PVH CORP.
STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Employee)
NOTICE OF RESTRICTED STOCK UNIT AWARD
PVH Corp. (“PVH” and, together with its affiliates and subsidiaries, the “Company”) grants to the Grantee named below, in accordance with the terms of the PVH Corp. Stock Incentive Plan, as amended (the “Plan”), and this restricted stock unit agreement (this “Agreement”), the number of restricted stock units (the “Restricted Stock Units” or the “Award”) provided as follows:

GRANTEE	/$ParticipantName$/
RESTRICTED STOCK UNITS GRANTED	/$AwardsGranted$/
DATE OF GRANT	/$GrantDate$/
VESTING SCHEDULE	Restricted Stock Units will vest /Textual Description of Vesting/, subject to the Grantee being employed by the Company on [each] such date:
/$VestingSchedule$/

AGREEMENT

1.Grant of Award. The Company hereby grants to the Grantee the Restricted Stock Units, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provision of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.Vesting and Settlement of Award.

a.Right to Award. This Award shall vest in accordance with the vesting schedule set forth above (the “Vesting Schedule”) and with the applicable provisions of the Plan and this Agreement.
b.Settlement of Award. Except as otherwise provided in Section 3, the vested portion of this Award shall be settled as soon as practicable following the vesting date set forth in the Vesting Schedule, but in no event later than March 15 of the year following the year in which the Award vests.

The Company may require the Grantee to furnish or execute such documents as the Company shall reasonably deem necessary (i) to evidence such settlement and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act or any Applicable Laws.

c.Method of Settlement. The Company shall deliver to the Grantee one Share for each vested Restricted Stock Unit, less any Shares withheld in accordance with Paragraph 2(e) of this Agreement. Share certificates shall be issued in the name of the Grantee (or of the person or persons to whom such Restricted Stock Units were transferred in accordance with Paragraph 4 of this Agreement).

d.Dividend Equivalents. If a cash Dividend is declared on the Shares, the Grantee shall be credited with a Dividend Equivalent in an amount of cash equal to the number of Restricted Stock Units held by the Grantee as of the dividend record date, multiplied by the amount of the cash dividend paid per Share. Such Dividend Equivalent shall be paid if and when the underlying Restricted Stock Units are settled. If a Share Dividend is declared on the Shares, the Grantee shall be credited with a Dividend Equivalent in an amount of Shares equal to the number of Restricted Stock Units held by the Grantee as of the dividend record date, multiplied by the amount of the Share dividend distributed per Share. Such

Dividend Equivalent shall be settled if and when the underlying Restricted Stock Units are settled, rounded down to the nearest whole share. Dividend Equivalents shall not accrue interest prior to the date of payment or settlement, as applicable.

e.Taxes. Pursuant to Section 14 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. To the extent permitted by the Committee, the Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact). Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

3.Termination of Employment. In the event the Grantee’s employment with the Company is terminated prior to the vesting date(s) set forth in the Vesting Schedule due to the Grantee’s (i) Retirement, (ii) death, (iii) Disability (as defined below), or (iv) Qualifying Termination (as defined below) during the two year period following the occurrence of a Change in Control, the Award shall become 100% vested on the date of such termination of employment or death and shall be settled (x) within five business days after the Grantee’s separation from service by reason of a Qualifying Termination during the two year period following the occurrence of a Change in Control or Retirement or Disability, provided that if such five business day period spans two calendar years, then the vested portion shall be settled no earlier than the first business day of the second calendar year, or (y) on the 31st day following the date of the Grantee’s death, as the case may be, or as soon as practicable after such fifth business day or 31st day, as applicable, but in no event later than December 31st of the calendar year in which such fifth business day or 31st day occurs; provided, however, that this Award shall be forfeited immediately if the Grantee retires prior to December 31 of the year in which this Award was granted.

When the Grantee’s employment with the Company terminates (except when due to Retirement, death, Disability or a Qualifying Termination during the two year period following the occurrence of a Change in Control), this Award shall be forfeited immediately with respect to the number of Restricted Stock Units for which the Award is not yet vested. If the Grantee dies after termination of employment, but before the settlement of the Award, all or part of this Award may be settled by payment to the personal representative of the Grantee or by any person who has acquired this Award directly from the Grantee but only to the extent that the Award was vested upon termination of the Grantee’s employment.

For purposes of this Agreement, the term “Disability” means the inability of the Grantee to perform each of the essential duties of the Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided, however, that if the Grantee has an employment agreement with the Company which has a definition of “Disability,” the definition contained therein shall govern. For purposes of this Agreement, a “Qualifying Termination” means the Grantee’s termination of employment with the Company without Cause or, if the Grantee has an employment agreement with the Company which has a definition of “good reason,” for good reason (as defined in the Grantee’s employment agreement with the Company).

4.Transferability of Award. Subject to any applicable law in any relevant jurisdiction (including any applicable law that may apply in respect of or upon the Grantee’s death), the Award may not be transferred, pledged, assigned, or otherwise disposed of, except following the Grantee’s death:

a.to any person permitted or required by will or the laws of descent and distribution (or their equivalent in any relevant jurisdiction); or

b.for no consideration, subject to such rules and conditions as may be established by the Committee, to a member or members of the deceased Grantee’s Immediate Family.

For purposes of this Agreement, the deceased Grantee’s “Immediate Family” means the Grantee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouse, siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships or any person sharing the Grantee’s household (other than a tenant or employee).

5.Non-U.S. Grantee Information. Annex A attached hereto includes additional terms and conditions that govern the grant of Restricted Stock Units and subsequent issuance of Shares to a Grantee pursuant to Paragraph 2(b) and under the Plan if the Grantee resides or is otherwise subject to tax in one of the countries or jurisdictions listed therein.

6.Miscellaneous Provisions.

a.Rights as a Stockholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Award, except as provided in Paragraph 2(d), until the Award has vested and Share certificates, if any, have been issued to the Grantee, transferee or representative, as the case may be.

b.Regulatory Compliance and Listing. The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of the New York Stock Exchange, and any applicable requirements under any other Applicable Law, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or the New York Stock Exchange, or the Grantee shall not yet have complied fully with the provisions of Paragraph 2(e) hereof. The Company shall not be liable to the Grantee for any damages relating to any delays in issuing the certificates to the Grantee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or the certificates themselves.

c.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

d.Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 16 and Section 18(b) of the Plan may be made without such written agreement.

e.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

f.References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

g.Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Award for construction or interpretation.

h.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under the Plan or this Agreement, including, without limitation, the resolution of any disputes regarding the interpretation of this Agreement.

i.Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding the foregoing, in the event any settlement of the Award hereunder constitutes “deferred compensation” within the meaning of Section 409A of the Code, and the Grantee is a “specified employee” (as determined under the Company’s policy for identifying specified employees) on the date of the Grantee’s “separation from service” (within the meaning of Section 409A of the Code), the date for settlement shall be the earlier of (i) within 30 days following the date of the Grantee’s death or (ii) the later of (x) the date that settlement would otherwise be made hereunder or (y) the first business day following the end of the sixth-month period following the date of the Grantee’s separation from service.

j.General Representations. The Grantee represents that the Grantee is familiar with the terms and provisions hereof, and hereby accepts this Agreement subject to all of the terms and provisions hereof. The Grantee also represents that the Grantee is aware that the Award granted hereunder may be subject to mandatory repayment pursuant to Section 19 of the Plan, in particular under any Company “clawback” or recoupment policy, whether being in force as of the date of this Agreement or being adopted thereafter. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.

k.Acceptance; Consent to Electronic Delivery. The Grantee must accept this grant of Restricted Stock Units electronically pursuant to the online acceptance procedure established by the Company. By accepting this grant of Restricted Stock Units, the Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan, a copy of which has been provided or made available to the Grantee. By accepting this grant of Restricted Stock Units, the Grantee consents to receive documents related to the Restricted Stock Units by electronic delivery (including e-mail or reference to a website or other URL) and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and the Grantee’s consent shall remain in effect throughout the term of the Grantee’s employment with the Company and thereafter until the Grantee withdraws such consent in writing to the Company.

PVH CORP.

                            By: /s/ Mark D. Fischer
                            Name: Mark D. Fischer
                            Title: Executive Vice President
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